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                                                                   EXHIBIT 1

                   AGREEMENT TO TERMINATE STOCK OPTION AND
                          EFFECTUATE STOCK PURCHASE
                          -------------------------

         This Agreement to Terminate Stock Option and Effectuate Stock Purchase (the "AGREEMENT") is made as of this 29th day of July, 2002, by and between John E. Connelly ("CONNELLY") who resides at 3661 Saxonburg Boulevard, Pittsburgh, PA 15238 and Terrence L. Wirginis ("TERRY") who resides at 101 Old Pine Lane, Pittsburgh, PA 15238.

                            W I T N E S S E T H:

         WHEREAS, CONNELLY currently owns, in his name, a total of 1,040,878 shares of restrictive stock in President Casinos, Inc. ("PREZ"), a publicly-traded Delaware corporation; and

         WHEREAS, TERRY and CONNELLY entered into a Stock Option Agreement dated February 28, 2001, in which CONNELLY granted to TERRY, an option to purchase 150,210 shares of PREZ stock from CONNELLY, at a price of $.39 per share, for a period of ten (10) years; and

         WHEREAS, Shawn Wirginis ("SHAWN") and David Wirginis ("DAVID") also each entered into separate Stock Option Agreements, each dated February 28, 2001 with CONNELLY in which CONNELLY granted to each of them the option to purchase, 150,210 shares of PREZ stock from CONNELLY, at a price of $.39 per share, for a period of ten (10) years; and

         WHEREAS, on June 20, 2002, PREZ filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Southern District of Mississippi, and on that date and thereafter, many of PREZ'S subsidiaries also filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Southern District of Mississippi, which bankruptcy filings substantially depressed the PREZ share price and will continue to substantially depress the PREZ share price for an extended period of time; and


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         WHEREAS, Stann Financial, LLC, an independent appraisal company, situated in St. Louis, Missouri, has appraised the value of CONNELLY'S 1,040,878 PREZ shares as of July 29, 2002 at a fair market value of $.10 per share (the "PREZ STOCK APPRAISAL"), which appraisal takes into account various factors, including PREZ'S bankruptcy filings, the size of CONNELLY'S block of PREZ shares to be transferred, as well as the fact that all the shares are restricted pursuant to Securities and Exchange Commission Rule 144 and are further restricted pursuant to that certain Executive Rights Agreement dated November 20, 1997 entered into by and among CONNELLY, PREZ and other parties; and

         WHEREAS, CONNELLY has currently offered to sell his entire block of 1,040,878 PREZ shares at $.10 per share to his three grandsons, TERRY, SHAWN and DAVID, but SHAWN and DAVID have declined to participate in the purchase; and

         WHEREAS, TERRY, the brother of SHAWN and DAVID, is an officer, a member of the Board of Directors and an employee of PREZ, has indicated that he desires to purchase the entire block of CONNELLY'S PREZ shares for $.10 per share in order to protect and maintain his positions as a vice-president, member of the Board of Directors and employee of PREZ, notwithstanding the fact that PREZ and many of its subsidiaries are in bankruptcy and that CONNELLY'S PREZ stock is restricted; and

         WHEREAS, TERRY has asked his brother, SHAWN, to participate in his purchase of the stock, however, SHAWN holds no position with PREZ to protect, nor does he desire to risk any current cash payment necessary to participate in the purchase; and

         WHEREAS, TERRY has also asked his brother, DAVID, to participate in his purchase, however, since DAVID holds no position with PREZ to protect, and is now the new minister and founder of the New Life Bible Church in Butler, PA, which position would not be compatible


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with the purchase of PREZ stock, and therefore, he has likewise indicated
that he does not desire to risk any current cash payment necessary to participate in the purchase; and

         WHEREAS, SHAWN and DAVID have agreed by separate AGREEMENT dated July 29, 2002, to irrevocably relinquish, terminate and forever extinguish any and all rights that any of them have under their respective February 28, 2001 Option Agreements, as if the same had never been entered into, in order to permit TERRY to purchase the entire block of CONNELLY'S 1,040,878 PREZ shares; and

         WHEREAS, TERRY and CONNELLY have also agreed to irrevocably relinquish, terminate and forever extinguish any and all rights that either of them have under the February 28, 2001 Option Agreement, as if the same had never been entered into, and CONNELLY has further agreed to sell to TERRY and TERRY has agreed to purchase from CONNELLY, all of CONNELLY'S right title and interest in and to CONNELLY'S 1,040,878 PREZ shares at $.10 per share, being the per share price value specified in the PREZ STOCK APPRAISAL, as set forth herein above.

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth below and for other good and valuable consideration, and intending to be legally bound hereby, the parties to this AGREEMENT agree as follows:

         1. INCORPORATION OF RECITALS. All of the foregoing recitals are
            -------------------------
incorporated by reference herein as if set forth at length.

         2. TERMINATION OF TERRY'S OPTION AGREEMENT. CONNELLY and TERRY
            ---------------------------------------
hereby agree that the February 28, 2001 Option Agreement which they entered into, and any and all rights thereunder, are hereby immediately and irrevocably relinquished, terminated and forever extinguished, as if the same had never been entered into.


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         3. TERRY'S PURCHASE OF CONNELLY'S PREZ STOCK. In accordance with
            -----------------------------------------
the terms and conditions of this Agreement, CONNELLY hereby agrees to grant, sell, convey, assign, transfer and deliver to TERRY, and TERRY hereby agrees to purchase and acquire from CONNELLY, CONNELLY'S entire block of 1,040,878 PREZ shares at $.10 per share, which is the appraised fair market value of the share price, as specified in the PREZ STOCK APPRAISAL, as of July 29, 2002.

         4. PURCHASE PRICE. TERRY and CONNELLY agree that the closing on the
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stock purchase shall occur on August 26, 2002, at which time TERRY shall pay to CONNELLY, the sum of One Hundred Four Thousand, Eighty-Eight and 00/100 ($104,088.00) Dollars, in immediately available funds, for the entire block of CONNELLY'S 1,040,878 PREZ shares, at which time TERRY shall have dominion and control of the 1,040,878 shares of PREZ and the parties agree that an executed copy of this AGREEMENT shall be sent to PREZ and to PREZ'S stock transfer agent immediately thereafter to effectuate the transfer of the shares to TERRY'S name; Provided however, this sale of stock shall be subject to and contingent upon the prior approval of the Mississippi and Missouri Gaming Commissions, if required.

         5. COOPERATION. TERRY and CONNELLY hereby further agree to execute
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any and all additional documentation which may be required or necessary to effectuate this sale and transfer of CONNELLY'S 1,040,878 PREZ shares to TERRY, including, without limitation, all Securities and Exchange Commission and state gaming commission notice, registration and filing requirements.

         6. SUCCESSORS AND ASSIGNS. This AGREEMENT shall be binding upon the
            ----------------------
parties hereto and their respective heirs, executors, successors and assigns.

         7. GOVERNING LAW. This AGREEMENT shall be enforced and construed in
            -------------
accordance with and governed by the internal laws of the Commonwealth of Pennsylvania, without regard to its rules of conflicts of laws.


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         8. MODIFICATION AND AMENDMENT. This AGREEMENT may be amended or
            --------------------------
modified only by the written consent of all parties to this AGREEMENT at the time of such amendment or modification. This AGREEMENT supersedes or replaces any and all prior AGREEMENTS, either oral or written, among the parties with respect to the subject matter of this AGREEMENT. This AGREEMENT contains the entire understanding between the parties hereto concerning the subject matter contained herein.

         9. SEVERABILITY. If any portion of this AGREEMENT for any reason
            ------------
shall be held by judicial decision or otherwise to be invalid or unenforceable, the remaining provisions of this AGREEMENT shall be valid and enforceable, and will continue in full force and effect.

         10. HEADINGS. Titles of articles and sections in this AGREEMENT are
             --------
provided for convenience only and do not modify or affect the meaning of any provision and shall not serve as a basis for interpretation or construction of this AGREEMENT.

         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have executed this Agreement on the day and year first above written.

/s/ Stephen Hartman                         /s/ John E. Connelly
------------------------                    -------------------------------
Witness                                     John E. Connelly

/s/ Henry Gusky                             /s/ Terrence L. Wirginis
------------------------                    -------------------------------
Witness                                     Terrence L. Wirginis







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